June 29, 2009

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Grace Yoon, Bank of America, 1.212.449.7323

Silvio Tavares, First Data, 1.303.967.8276

Reporters May Contact:

Jim Pierpoint, Bank of America, 1.980.387.7376

james.b.pierpoint@bankofamerica.com

Jody Soper, First Data, 1.303.967.6611

jody.soper@firstdata.com

Bank of America and First Data Form

Next-Generation Payment Solutions Company

CHARLOTTE, N.C. and DENVER, Colo. - Bank of America N.A. and First Data Corp. announced today the formation of a new company that will deliver next-generation payments solutions to merchants ranging from small business to commercial and corporate clients worldwide.

Banc of America Merchant Services, LLC will provide clients with the most comprehensive suite of innovative payments solutions including credit, debit and prepaid cards to merchant loyalty, check and eCommerce payments, the companies said.

Thomas Bell, chief strategy officer and president of First Data's financial services business, was named chief executive officer of Banc of America Merchant Services.

"The combination of First Data's world-class technology and industry experience with the power of Bank of America's brand and branch referral channel will enhance Banc of America Merchant Services' position as an efficient and innovative player in the payments market," Bell said.

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Merchant clients also will benefit from new service offerings including loyalty and prepaid programs, along with mobile commerce and check solutions that will drive return traffic to their stores and provide their consumers with the security, convenience and rewards they have come to expect.

"For our clients, the most important transaction they have occurs the moment their customer pays them for what they do. This alliance provides stronger payments acceptance capabilities as well as enhanced business-reporting tools and a better experience for their customers," said Catherine P. Bessant, President of Bank of America's Global Product Solutions group. "The formation of this new company underscores our full commitment to the merchant services business."

For merchants seeking to expand their offerings in the fast-growing virtual marketplace, Banc of America Merchant Services will offer the scalability, integrated capabilities and deep understanding of the transactional process to deliver industry leading eCommerce solutions.

"The First Data, Bank of America alliance will create a payments company with more than 70 years of combined merchant experience," said Michael Capellas, chairman and CEO of First Data. "Together, we will help clients keep pace with the dynamic virtual marketplace by delivering secure, scalable and reliable payment processing and the broadest set of innovative payments solutions at highly competitive prices."

Bank of America will contribute approximately 240,000 merchant relationships and First Data will contribute approximately 140,000 merchant relationships to the new company. Following a transition period, First Data will provide the merchant processing and related services. The combined entity will process over one billion transactions per month.

Banc of America Merchant Services will be approximately 46.5 percent owned by Bank of America and 48.5 percent by First Data, with the remaining stake held by Rockmount Investments, LLC, an investment vehicle controlled by a third party investor.

Financial impacts from the transaction will be discussed when Bank of America releases second-quarter earnings on July 17. First Data will discuss financial impacts of the alliance on their next quarterly results call in August.

Bank of America Merrill Lynch acted as financial advisor and Wachtell, Lipton, Rosen & Katz acted as legal advisor to Bank of America. Sutherland Asbill & Brennan and Perkins Coie acted as legal advisors to First Data.

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First Data

First Data powers the global economy by making it easy, fast and secure for people and businesses to buy goods and services using virtually any form of electronic payment. Whether the choice of payment is a gift card, a credit or debit card or a check, First Data securely processes the transaction and harnesses the power of the data to deliver intelligence and insight for 5.3 million merchant locations and thousands of card issuers in 37 countries. For more information, visit www.firstdata.com .

Bank of America

Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 55 million consumer and small business relationships with more than 6,100 retail banking offices, more than 18,500 ATMs and award-winning online banking with nearly 30 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. "Bank of America Merrill Lynch" describes the marketing name for the global banking and global markets businesses of Bank of America Corporation. The financial advisory services referred to above were performed by Merrill Lynch, Pierce, Fenner & Smith Incorporated, an investment banking affiliate of Bank of America Corporation and a registered broker-dealer and member of FINRA and SIPC. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

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